Exhibit 99.1

International Tower Hill Mines Announces Optimization Study Results Showing Improved Livengood Gold Project

Pre-Feasibility Study Completed for Optimized Project Configuration

VANCOUVER, Sept. 8, 2016 /CNW/ - International Tower Hill Mines Ltd. ("ITH" or the "Company") (TSX: ITH; NYSE-MKT: THM) today announced the results of a Pre-Feasibility Study (the "PFS") on an optimized configuration for its Livengood Gold Project (the "Project") located near Fairbanks, Alaska.  The engineering optimization studies incorporated in the PFS evaluated several scenarios, ultimately selecting a project that will process 52,600 tons per day and produce 6.8 million ounces of gold over 23 years.  This improved configuration has reduced the capital costs ("CAPEX") by 34% or $950 million to $1.84 billion, the process operating cost ("process OPEX") by 28% or $2.97 per ton to $7.48 per ton, and the all-in sustaining costs by 16% or $242 to $1,263 per ounce, all as compared to the 100,000 tons per day project evaluated in the September 2013 Feasibility Study (the "FS").  All dollar figures in this news release are stated in US Dollars.

"We are pleased that our Optimization Study has resulted in lower CAPEX and OPEX costs projected over a 23 year mine life.  Livengood's fundamentals are compelling, with a substantial gold resource, favorable jurisdiction, proximity to infrastructure and great leverage to the gold price.  We are committed to advancing our basic engineering and metallurgical work to further de-risk the project and prepare for future permitting" said Tom Irwin, CEO.

Pre-Feasibility Study Overview

The Project configuration evaluated in the PFS remains a conventional, owner-operated surface mine that will utilize large-scale mining equipment in a blast/load/haul operation.  Mill feed would be processed in a 52,600 tons per day comminution circuit consisting of primary and secondary crushing, wet grinding in a single semi-autogenous (SAG) mill and single ball mill followed by a gravity gold circuit and a conventional carbon in leach (CIL) circuit.

Lower CAPEX was achieved by a reduction in tonnage from 100,000 to 52,600 tons per day, elimination of two previously planned fresh water supply reservoirs due to the inclusion of a fresh water supply from a local aquifer, elimination of a permanent accommodations camp as a result of the planned daily transport of workers to the mine site during operations, changes in project execution strategy for the placement of large development earthworks using mine pre-production material by owner instead of contractor and design changes to focus on bulk fills instead of cut/fills during construction.

Lower OPEX was achieved through mining, process, and G&A optimization as described below.

Mine design changes that lowered costs include a more direct haul route to the primary crusher and steeper pit slopes in the early phases.  Changes that increased costs were higher drill and blast costs for enhanced blast fragmentation to optimize mill throughput.

Mill configuration changes that contributed to overall reduction in CAPEX and OPEX include the addition of secondary crushing ahead of the SAG mill for more efficient use of power, inclusion of a single line SAG/ball mill configuration, and simplification of the mill foundation and pebble re-grind circuit.  Metallurgical studies completed since 2013 support process OPEX reduction through a combination of increasing grind size from p80 90 micron to p80 180 micron, reducing leach circuit retention time from 32 to 24 hours, and reducing reagent consumption per ton.  Lower power and reagent costs, based on updated data, also contributed to a reduction in OPEX.

Total G&A costs went down due to reduced corporate overhead estimates based on current data, but went up on a unit basis due to lower throughput.

Next Steps and Opportunities

Results to date indicate that further work is warranted in order to continue to optimize the Project, such as improved resource modeling that could potentially enhance head grades and improvement to the mine plan to reduce CAPEX and OPEX.

The metallurgical tests completed to date indicate that there are further opportunities to improve overall gold recovery.  Subject to available financing, work will continue to optimize flowsheet and reagent consumption to maximize recovery, confirm the grind/recovery relationships, refine the process OPEX, and thereby further de-risk the Project.

The Company will also continue to advance environmental baseline work in support of future permitting in order to better position the Project for a construction decision when warranted by market conditions.

Pre-Feasibility Study Summary

The PFS was prepared by independent third party consultants and provides information on the optimized Project with lower throughput, updated resource estimate, and capital and operating cost estimates as compared to the project evaluated in the FS.  The final version of the NI 43-101 technical report containing the PFS will be filed on SEDAR within the next 45 days and investors are urged to review this report in its entirety.  As a result of the changes to the Project as evaluated in the PFS, including differences in the economic parameters applied to the geologic block model that resulted in a change in resources (gold price, recovery, CAPEX, and OPEX), the original project as evaluated in the FS is no longer considered current and the FS should therefore no longer be relied upon by investors.

The Company cautions that the PFS is preliminary in nature, and is based on technical and economic assumptions which would be further refined and evaluated in a full feasibility study.  The PFS is based on an updated Project resource estimate effective as of August 26, 2016 using the same resource model as used in the FS.

The following is a summary of the material aspects and assumptions of the PFS.  Investors are urged to review the complete NI 43-101 report following its filing on SEDAR for all details of the PFS.

The engineering design to estimate capital costs used in the PFS are within a -20%/+25% accuracy.

Project Location

The Project is connected by an existing paved highway to the city of Fairbanks, 70 miles to the southwest in central Alaska.  The Project is located in an active mining district that has been mined for gold since 1914.  The State of Alaska land use plan designates mining as the primary surface land use for the area in which the Project is located.

Infrastructure

The Project would include a lined tailings management facility, an administration office/shop/warehouse complex, and would also include construction of a 50-mile 230kV electrical transmission line to the mine site from the existing grid power near Fairbanks, Alaska.  The total power demand is estimated to be 55MW.

Environmental and Community Relations

Eight continuous years of baseline environmental work continues to indicate that all aspects of the Project can be successfully and safely managed.  The design of the tailings facility incorporates best practices including a lined rock fill structure with a lined tailings basin.  The Project development team has had considerable experience working with Alaska's large mine permitting process and has a proven and respected track record of developing mining projects safely and in an environmentally sound manner.  The Project has already and will continue to provide local economic opportunities with local access to a highly skilled and available work force. The Company is also working within Fairbanks and the nearby community of Minto to seek early input on the Project and to explore ways to maximize economic benefits to the local communities.

Summary of Results of the 52,600 Tons Per Day PFS and Comparison to 2013 FS

OPERATING METRICS	2016 PFS	2013 FS
Mill Throughput	52,600	100,000	tons/day
Head Grade – LOM	0.71	0.69	g/tonne
Head Grade – Year 1-5	0.88	0.83	g/tonne
Gold Recovery – LOM	75.3	78.4%
Mine Life	23	14	years
Total Ounces Produced	6,763,900	7,893,800	Troy ounces
Average Annual Production – LOM	294,100	563,800	Troy ounces
Average Annual Production – Year 1-5	378,300	681,700	Troy ounces
Total Ore Processed	432	501	Million tons
Total Waste	468	720	Million tons
Annual Mining Rate	54	95	Million tons
Waste Rock to Mill Ore (tonnes) Ratio – LOM	1.3:1	1.4:1	Waste to Ore
Low Grade Stockpile Maximum Size	145	93	Million tons

FINANCIAL METRICS	2016 PFS	2013 FS
CAPEX – Initial	1.84	2.79	$Billion
CAPEX – Sustaining	665	667	$Million
Reclamation & Closure	342	353	$Million
OPEX – Mining	1.73	1.67	$/ton material
OPEX – Processing	7.48	10.45	$/ton ore
OPEX – General &Administrative (G&A)	1.28	0.89	$/ton ore
OPEX - Operating Cost – LOM	877	1,054	$/Ounce
OPEX - Operating Cost – Year 1-5	782	906	$/Ounce
All-In Sustaining Cost of Production – Pre-Tax (CAPEX+OPEX) – LOM	1,247	1,481	$/Ounce

All-In Sustaining Cost of Production – After-Tax (CAPEX+OPEX) – LOM	1,263	1,505	$/Ounce

Gold Price Sensitivity Analysis

The following table shows the after-tax economics at various gold prices.

Gold Price ($/Oz)	NPV 5% ($M)	IRR (%)	Payback (Years)
$1000	(1,429)	-13.1	N/A
$1100	(1,064)	-5.1	N/A
$1200	(708)	-0.9	N/A
$1250	(552)	0.5	22.07
$1300	(404)	1.8	14.91
$1400	(116)	4.1	12.10
$1500	165	6.2	10.70

Capital Costs

Key capital expenditures for initial and sustaining capital requirements are identified in the following table.

	$Million
	Initial	Sustaining
Process Facilities	$ 732	$ 24
Infrastructure Facilities	168	442
Power Supply	79	-
Mine Equipment	173	123
Mine Development	146	-
Owners Costs	307	-
Contingency	213	76
Subtotal Before Reclamation	1,818	665
Funding of Reclamation Trust Fund (1)	18	201
Total	$ 1,836	$ 866

Rounding of some figures may lead to minor discrepancies in totals.
(1) Includes initial funding, total $342 Million estimated costs.

All-in Sustaining Costs of Production

The table below highlights the all-in operating cost of production over the life of the Project:

All-in Sustaining Cost of Production	$/Ounce	LOM ($Million)
On-Site Mine Operating Costs	$ 782	$ 5,286
Royalties	37	252
Third-Party Smelting, Refining and Transport Costs	8	54
Sub-Total	827	5,592
Reclamation & Remediation	50	342
Sub-Total Production Cost Before Capital	877	5,934
Capital Expenditures (initial and sustaining) (1)	370	2,501
All-In Sustaining Costs of Production – Pre-Tax	1,247	8,435
Mining and Income Taxes	16	104
All-In Sustaining Costs of Production – After-Tax	$ 1,263	$ 8,539

Rounding of some figures may lead to minor discrepancies in totals.
(1) Excludes $18M upfront funding included in reclamation and remediation above and $37M of recoverable initial stores inventory.

Annual Gold Production

The chart below highlights the anticipated production schedule.  Total life-of-mine production is anticipated to be 6,763,900 ounces.  Mill feed will consist of reclaimed ore from the stockpile for Years 17 through 23.

Year	Mill Feed Grade (g/tonne)	Ounces Produced (000)
1	0.99	368.5
2	0.96	404.2
3	0.92	407.9
4	0.60	288.8
5	0.97	422.2
6	0.81	340.9
7	0.92	372.0
8	0.78	364.5
9	0.88	374.6
10	0.80	317.0
11	0.65	284.6
12	0.81	335.9
13	0.82	337.3
14	0.79	311.7
15	0.89	335.7
16	0.55	249.0
17	0.46	201.4
18	0.46	190.5
19	0.44	195.8
20	0.41	206.8
21	0.48	166.5
22	0.50	171.7
23	0.50	116.4
LOM	0.71	6,763.9

Rounding of some figures may lead to minor discrepancies in totals.

Project Mineral Reserves

The table below provides a new Mineral Reserve estimate for the Project (effective as of August 26, 2016) utilizing a gold price of $1,250 per ounce.  These Proven and Probable Mineral Reserves formed the basis of the economic evaluation of the Project.  The economic assumptions and parameters used for the calculation of reserves are the same as those used for the PFS financial model.

Livengood Gold Project Mineral Reserve Estimate

Classification	Tonnes (Mt)	Au (g/t)	Contained Au (000's)
Proven	377.65	0.71	8,620.43
Probable	14.01	0.72	352.86
Total P & P	391.66	0.71	8,973.29
(1)	Canadian Institute of Mining, Metallurgy and Petroleum standards were followed in the estimation of the Mineral Reserves.
(2)	Mineral Reserves are estimated using a gold price of $1,250 per ounce, 3% royalty and average metallurgical recoveries of 81.8% for Rocktype 4, 84.7% for Rocktype 5, 75.6% for Rocktype 6, and weighted average of 62.4% for Rocktype 7 and 69.6% for Rocktypes 8 and 9 (when applied to the 15 x 15 x 10m block model).
(3)	Mineral Reserves are based on a cut-off grade of 0.306 g/t for Rocktype 4, 0.303 g/t for Rocktype 5, 0.345 g/t for Rocktype 6, 0.431 g/t for Rocktype 7 and 0.393 g/t for Rocktypes 8 and 9.
(4)	Totals may not add due to rounding
(5)	The foregoing mineral reserves based upon and are included within the current mineral resource estimate for the Project.

Project Mineral Resources

The current resource estimate for the Project (effective as of August 26, 2016) is based on the statistical analysis of data from 783 drill holes totaling 717,435 feet (218,674 m) and 14 trenches totaling 1,678 feet (516 m) within a model area covering 3.1 square miles (7.9 sq. km). The three dimensional geology was modelled and the structural/stratigraphic units have been used to constrain the resource model.

Multiple Indicator Kriging (MIK) was used to calculate the gold grades for the blocks (15 x 15 x 10 meters) in the model using the assay data composited to 10 meter lengths.  Statistical analysis indicated a significant relationship between the tenor of mineralization and the individual structural/stratigraphic units, consequently the resource interpolation for each individual geologic unit was restricted to: 1) the composite data within that unit, 2) contained within a 0.10 g/t gold grade shell, and 3) where data were available from a minimum of two octants and from two separate drill holes. Spatial statistics indicate that the mineralization shows very reasonable continuity within the range of anticipated operational cutoff grades. Bulk density for blocks within each of the structural stratigraphic units was assigned the mean value for density measurements of core and RC samples from that unit (total of 98 measurements for all the units). The resource model (15 x 15 x 10 meter blocks) was estimated using nine indicator thresholds, then a change-of-support correction was imposed on the model based on the assumption of 7.5 x 7.5 x 10 meter selectable mining units. Resource classification into measured, indicated, and inferred categories was based on estimation variance.

To determine the quantities of materials with "reasonable prospects for eventual economic extraction" by open pit methods, pit constraining limits were developed using the Lerchs-Grossman© economic algorithm which constructs lists of related blocks that could or could not be mined.  The final list defines a surface pit shell that has the highest possible total value, while honoring the required surface mine slope and economic parameters.  The following table indicates the input parameters at a $1,230 per ounce gold price – the three year trailing average gold price at August 26, 2016.

Pit Constraining Parameters Used For the Livengood Gold Project Resource Estimation

Parameter	Unit	Rocktype 4	Rocktype 5	Rocktype 6	Rocktype 7	Rocktype 8	Rocktype 9
Mining Costs	$/total tonne	1.77	1.77	1.77	1.77	1.77	1.77
Au Cut-Off	g/tonne	0.33	0.32	0.35	0.40-0.85[1]	0.38	0.38
Processing Cost	$/process tonne	9.03	9.55	9.42	9.25	9.87	9.87
Au Recovery	%	80.4	86.5	78.3	64.0[1]	75.4	75.4
Administrative Cost	$/process tonne	1.07	1.07	1.07	1.07	1.07	1.07
Royalty	%	3	3	3	3	3	3
Au Selling Price	$/oz	1,230	1,230	1,230	1,230	1,230	1,230
Overall Slope Angle	Degrees	40	40	40	40	40	40

1-       Variable cutoff grade related to geological characteristics unique to Rocktype 7 quartz stibnite+jamesonite ratios.

The parameters listed in the table above define a realistic basis to estimate the Mineral Resources for the Project and are representative of similar mining operations throughout North America.  The Mineral Resource has been limited to mineralized material that occurs within the pit shells and which could be scheduled to be processed based on the defined cut-off grade.  All other material within the defined pit shells was reported as non-mineralized material.

Mineral Resource Statement – Livengood Gold Project

The table below lists the current mineral resource estimate for the Project.

Livengood Gold Project Mineral Resource Estimate

Classification	Tonnes (Mt)	Au (g/t)	Contained Au (000's)
Measured	497.34	0.68	10,840.84
Indicated	28.04	0.69	620.33
Total M & I	525.38	0.68	11,461.17
Inferred	52.80	0.66	1,127.21

*Effective Date: August 26, 2016
**The Measured and Indicated Mineral Resources are inclusive of those Mineral Resources modified to produce the Mineral Reserves for the project.

Sensitivity of Mineralization to Gold Price

The sensitivity of mineralization defined by the evaluation of the mineralization inventory at different gold prices was performed for gold prices of $984 per ounce (-20%), $1,230 per ounce (resource base case) and $1,476 per ounce (+20%).  The input parameters defined above were used in the analysis.  The table below lists the amount of the mineralization contained within the pit shells that could be scheduled to process.

Sensitivity of Mineralization Inventory Contained In Pit Shells Defined By Whittle Analyses
 at Different Gold Prices within Pit Shells

WhittleTM Pit Gold Price	Classification	Tonnes (Mt)	Au (g/t)	Contained Au (000's)
$984	Measured	322.75	0.79	8,166.23
	Indicated	15.06	0.83	399.36
	Total M & I	337.81	0.79	8,565.59
	Inferred	19.77	0.79	504.68
$1,230	Measured	497.34	0.68	10,840.84
	Indicated	28.04	0.69	620.33
	Total M & I	525.38	0.68	11,461.17
	Inferred	52.80	0.66	1,127.21
$1,476	Measured	663.11	0.61	13,004.65
	Indicated	46.76	0.60	899.03
	Total M & I	709.88	0.61	13,903.68
	Inferred	115.01	0.56	2,070.62

Rounding of some figures may lead to minor discrepancies in totals.

Mineral resources that are not mineral reserves do not have demonstrated economic viability.  Mineral resource estimates do not account for mineability, selectivity, mining loss and dilution.  These mineral resource estimates include inferred mineral resources that are normally considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves.  There is also no certainty that these inferred mineral resources will be converted to measured and indicated categories through further drilling, or into mineral reserves, once economic considerations are applied.

Exploration Target

Exploration work at the Project since 2006 has identified an exploration target of between 490 and 965 million tonnes at a gold grade between 0.36 and 0.48 g/t (between 7.5 million and 11.0 million ounces of gold), which lies outside of (and therefore does not include) the estimated Project resource stated above.  Identification of this exploration target is based upon 455 drill holes with aggregate footage outside the shell exceeding 182,000 feet (55,470 m), which was drilled on a similar grid spacing as the drill holes defining the current estimated Project resource.  Investors should be aware that the potential quantity and grade of the exploration target noted above is conceptual in nature, that there has been insufficient exploration to define a mineral resource and that it is uncertain if further exploration will result in the noted exploration target ever being delineated as a mineral resource.

Metallurgy Recovery by Rock Type

The Company has completed extensive metallurgical test work on the five rock types that comprise 98% of the current estimated mineral resource.   Recovery rates by rock type using gravity and carbon-in-leach recovery of gravity tail are shown in the table below:

Rock Type	Gold Recovery %
RT4 Cambrian	81.8
RT5 Sunshine Upper Sediments	84.7
RT6 Upper Sediments	75.6
RT7 Lower Sediments	62.4[1]
RT9 Volcanics	69.6[2]

1-  Weighted average based on Au grade/recovery and quartz stibnite+jamesonite mineralization.
2-  Weighted average based on Au grade/recovery when applied to the 15 x 15 x 10m block model.

Derivative Liability Risk

During 2011, the Company acquired certain mining claims and related rights in the vicinity of the Project (the "Purchased Claims") located near Fairbanks, Alaska.  The aggregate consideration for the Purchased Claims was $13,500,000 in cash plus an additional contingent payment based on the five-year average daily gold price ("Average Gold Price") from the date of the acquisition.  The contingent payment will equal $23,148 for every dollar that the Average Gold Price exceeds $720 per troy ounce.  If the Average Gold Price is less than $720, there will be no additional contingent payment.  As at June 30, 2016, the Company's estimate of the amount of the contingent payment is $14,700,000.  This contingent payment, which is due in January 2017, significantly exceeds the Company's available cash resources, and therefore the Company will be required to secure significant additional financing on or before January 2017 in order to be able to make this payment.  The obligation to make the contingent payment is secured by a Deed of Trust over the rights of the Company in the Purchased Claims in favor of the vendors.  If the Company is unsuccessful in raising the required capital to make the contingent payment, the vendors of the Purchased Claims will have the right to enforce their rights under the Deed of Trust, including the power of sale thereunder, thereby resulting in the Company losing any rights to the Purchased Claims.  The vendors of the Purchased Claims may also seek to obtain a judgment against the Company for the amount of the contingent payment, including any portion of the contingent payment remaining following a sale of the Purchased Claims.  Any such loss or judgment could materially and adversely affect the ability of the Company to proceed with any development of, or mining at, the Project and the loss of the rights to the Purchased Claims could materially and adversely affect the results of the PFS and any subsequent feasibility study.

Detailed Report

An NI 43-101 Technical Report that summarizes the results of the PFS will be filed on SEDAR at www.sedar.com within 45 days of this news release and will be available on the Company's website www.ithmines.com at that time.

Qualified Persons

The PFS was prepared by the following Qualified Persons under NI 43-101, each of whom is independent of the Company under NI 43-101, who have reviewed, verified, and approved the scientific and technical data for which they have responsibility contained in this news release pertaining to the PFS.

Qualified Person	Company	Scope of Responsibility
Colin Hardie, P. Eng (Ontario APEO No. 90512500)	BBA Inc.	Financial model, Process Plant and Infrastructure CAPEX, Process Engineering, G&A and Process OPEX, Environmental Studies and Permitting, Overall NI 43-101 Integration
Ryan T. Baker. (Nevada No. 11172)	NewFields Companies, LLC	Geotechnical Engineering, Waste Rock and Water Management, TMF CAPEX
Mike Levy, P.E. (Colorado No. 40268)	SRK Consulting (U.S.), Inc.	Mine Slope Stability
Tim Carew, P. Geo. Association of Professional Engineers and Geoscientists of British Columbia (Professional Geoscientist 19706)	SRK Consulting (Canada) Inc.	Geology, Drilling and MIK Model
Scott Wilson, CPG #10965	Metal Mining Consultants Inc.	Resource Estimation
Tim George, P.E. (Colorado No. 47109)	Wildcat and Badger, LLC	Mine Engineering, Mine CAPEX and OPEX, Reserve Estimation

Mr. Colin Hardie is a Senior Process Engineer and the Director of Non-Ferrous Metal Markets at BBA.  He joined the BBA team in 2008 and has over 15 years of experience as an operations metallurgist, engineering consultant and in process research and development.  He is a graduate of the University of Toronto with a Bachelor of Applied Science degree in Geological and Mineral Engineering (1996).  Mr. Hardie also has a Master of Engineering degree in Metallurgy from McGill University (1999) as well as a Master Degree in Business Administration from HEC Montreal (2008).  He is a registered Professional Engineer in the province of Ontario, Canada.  He has acted as a Qualified Person and lead study integrator for numerous North American gold projects.

Mr. Ryan T. Baker is a Principal Engineer with NewFields Mining Design & Technical Services, LLC, located in Lone Tree, CO.  He is a graduate of Colorado State University with a Bachelor of Science degree in Civil Engineering (1993) and a registered Professional Engineer in Nevada (#13947), Alaska (#11172), Idaho (#10226), Colorado (#36988), Missouri (PE2008000049), and New Mexico (#22110).  He is also a Registered Member of the Society for Mining, Metallurgy, and Exploration (SME, #4204584) and the American Society of Civil Engineers (ASCE, #307827) with relevant experience pertaining to heap leach, tailings and mine overburden storage facilities, and mine surface infrastructure design and inspection since 1994.

Mr. Michael Levy is a Senior Geotechnical Engineer with SRK Consulting, Inc. in Lakewood, CO.  He is a graduate of the University of Iowa with a Bachelor of Science degree in Geology and a Master of Science degree in Civil-Geotechnical Engineering.  He is a registered Professional Engineer with the states of Colorado (#40268) and California (#70578) and a registered Professional Geologist with the state of Wyoming (#3550).  He has practiced for 18 years and, during that period, has been involved in a variety of geotechnical projects specializing in advanced analysis and design of soil and rock slopes.

Mr. Tim Carew is a geologist with SRK Consulting.  He is a graduate of the University of Rhodesia with a Bachelor of Science degree in Geology, a Professional Geoscientist (#19706), and a Professional Member of the Institute of Mining, Metallurgy and Materials (#46233).  He has practiced continuously for 38 years and, during that period, has been involved in geologic work in similar lithotechtonic terranes (Cassiar, northern British Columbia) and resource estimation of vein and disseminated type gold deposits in the U.S. (Florida Canyon, Nevada), South America (Nassau, Suriname) and Asia (Boroo, Mongolia).

Mr. Scott Wilson is currently President of Metal Mining Consultants Inc. and has been employed as a geologist or an engineer continuously for 28 years.  His experience includes resource estimation, mine planning, geological modeling, geostatistical evaluations, project development, and authorship of numerous technical reports and preliminary economic assessments of various projects throughout North America, South America, and Europe.

Mr. Tim George is a mining engineer with 13 continuous years of experience in the mining industry.  He graduated from the University of Arizona with a Bachelor of Science degree in Mining Engineering.  He is a registered Professional Engineer in the state of Colorado (#47109).  His experience includes mine design, scheduling and costing in North America, South America, Africa, and Australasia.

On behalf of
International Tower Hill Mines Ltd.

(signed) Thomas E. Irwin
Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, "forward-looking statements") within the meaning of applicable Canadian and US securities legislation.  All statements, other than statements of historical fact, included herein, including statements with respect to the mine plan, economic analysis (including CAPEX and OPEX) and production and design details described in the Pre-Feasibility Study; the potential to convert mineral resources to mineral reserves; additional optimization and exploration efforts and the results thereof; the ability of the Company to satisfy the derivative liability and the consequences of any failure to do so; the ability of the Company to potentially include refined and updated results in a subsequent full feasibility study; the ability of the Company to advance environmental baseline work in support of future permitting; the ability of the Company to advance the Livengood Project either as projected or at all; the potential for the Company to make a construction decision, whether when warranted by market conditions or at all; the potential for market conditions to be such that they warrant the making of a production decision; the potential development of any mine at the Livengood Project; business and financing plans and business trends are forward-looking statements.  Information concerning mineral reserve/resource estimates and the economic analysis thereof contained in the Pre-Feasibility Study also may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered, and the results of mining it, if a mineral deposit were developed and mined.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate, proposed, planned, potential and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the inability of the Company to obtain any necessary permits, consents or authorizations required for its activities, the inability of the Company to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital (including, as required, to satisfy the derivative liability) or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company's Annual Information Form filed with certain securities commissions in Canada and the Company's annual report on Form 10-K filed with the United States Securities and Exchange Commission (the "SEC"), and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the latest technical report filed with respect to the Company's Livengood property.

Cautionary Note Regarding References to Resources and Reserves

National Instrument 43 101 - Standards of Disclosure for Mineral Projects ("NI 43-101") is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.  Unless otherwise indicated, all resource and reserve estimates contained in or incorporated by reference in this news release have been prepared in accordance with NI 43-101 and the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on May 10, 2014 (the "CIM Standards") as they may be amended from time to time by the CIM.

United States shareholders are cautioned that the requirements and terminology of NI 43-101 and the CIM Standards differ significantly from the requirements and terminology of the SEC set forth in the SEC's Industry Guide 7 ("SEC Industry Guide 7"). Accordingly, the Company's disclosures regarding mineralization may not be comparable to similar information disclosed by companies subject to SEC Industry Guide 7.  Without limiting the foregoing, while the terms "mineral resources", "inferred mineral resources", "indicated mineral resources" and "measured mineral resources" are recognized and required by NI 43-101 and the CIM Standards, they are not recognized by the SEC and are not permitted to be used in documents filed with the SEC by companies subject to SEC Industry Guide 7.

Mineral resources which are not mineral reserves do not have demonstrated economic viability, and investors are cautioned not to assume that all or any part of a mineral resource will ever be converted into reserves.  The preliminary assessments on the Livengood Project are preliminary in nature and include "inferred mineral resources" that have a great amount of uncertainty as to their existence, and are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves.  There is no certainty that such inferred mineral resources at the Livengood Project will ever be realized. Further, it cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility study, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable.

The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit amounts.  The term "contained ounces" is not permitted under the rules of SEC Industry Guide 7.  In addition, the NI 43-101 and CIM Standards definition of a "reserve" differs from the definition in SEC Industry Guide 7.  In SEC Industry Guide 7, a mineral reserve is defined as a part of a mineral deposit which could be economically and legally extracted or produced at the time the mineral reserve determination is made, and a "final" or "bankable" feasibility study is required to report reserves, the three-year historical price is used in any reserve or cash flow analysis of designated reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

This news release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.

SOURCE International Tower Hill Mines Ltd.

Image with caption: "International Tower Hill Mines Ltd. (CNW Group/International Tower Hill Mines Ltd.)". Image available at: http://photos.newswire.ca/images/download/20160908_C5125_PHOTO_EN_768711.jpg

%CIK: 0001134115

For further information: Richard J. Solie, Manager - Investor Relations, E-mail: rsolie@ithmines.com, Direct line: 907-328-2825, Toll-Free: 855-428-2825

CO: International Tower Hill Mines Ltd.

CNW 16:05e 08-SEP-16